Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 202.857.6000 main 202.857.6395 fax afslaw.com

April 19, 2022

Bluejay Diagnostics, Inc.

360 Massachusetts Avenue, Suite 203

Acton, MA 01720

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Bluejay Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering a total of 2,589,440 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Bluejay Diagnostics, Inc. 2021 Stock Plan and 2018 Equity Incentive Plan (the “Plans”).

In rendering this opinion, we have examined: (i) the Certificate of Incorporation and Bylaws of the Company, as filed in the Registration Statement; (ii) the Registration Statement; (iii) the Plans, and (iv) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon the foregoing and in reliance thereon, it is our opinion that, as of the date hereof, the Shares to be issued under the Plans have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Plans and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, if applicable, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Federal law of the United States and Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect), and we express no opinion as to the laws of any other jurisdiction. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

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April 19, 2022 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff LLP